Exhibit 99.2

Navient Reports Fourth-Quarter and Full-Year 2017 Financial Results

Acquired $10 Billion of Education Loans During 2017

Full-Year 2017 Non-Education Fee Revenue Increased 21 Percent from Full-Year 2016

Full-Year 2017 Private Education Loan Charge-Offs Decreased 14 Percent from Full-Year 2016

New Tax Legislation Significantly Impacted 2017 Results

WILMINGTON, Del., Jan. 23, 2018 — Navient (Nasdaq: NAVI) today released its fourth-quarter and full-year 2017 financial results that included the acquisition of $10 billion of education loans during 2017, of which $1.2 billion were private education refinance loans, including $822 million acquired during the fourth quarter of 2017. Full-year 2017 financial results compared with full-year 2016 results included a 21 percent increase in non-education fee revenue and a 14 percent decrease in 2017 private education loan charge-offs. In addition, the enactment of new tax legislation resulted in the reduction of our deferred tax asset (“DTA Remeasurement Loss”).

“This year’s results reflect our ability to add significant student loan portfolios while reducing private education loan charge-offs to their lowest levels in over 10 years and delivering meaningful growth in our non-education related businesses,” said Jack Remondi, president and CEO. “We also celebrate the achievements of more than 530,000 customers who successfully paid off their student loans. I’m extremely proud of our team’s ability to adapt to significant changes in our business over the last several years. We have developed and executed plans to capture the value of cash flows from our legacy portfolios and improve operating efficiency. This is an effort we’re continuing aggressively in 2018.”

For the fourth-quarter 2017, GAAP net loss was $84 million ($0.32 diluted loss per share), compared with GAAP net income of $145 million ($0.48 diluted earnings per share) for the year-ago quarter. For full-year 2017, GAAP net income was $292 million ($1.04 diluted earnings per share), compared with $681 million ($2.12 diluted earnings per share) for the year-ago period.

Fourth-quarter 2017 core earnings reflected a net loss of $131 million ($0.50 diluted core earnings loss per share), compared with core earnings net income of $129 million ($0.43 diluted core earnings per share) for the year-ago quarter. The primary drivers behind the decrease in diluted core earnings per share from the year-ago quarter were the $224 million DTA Remeasurement Loss due to the enactment of the “Tax Cuts and Jobs Act” (“TCJA”) and $29 million of fourth-quarter 2017 restructuring expenses. Excluding the fourth-quarter 2017 DTA Remeasurement Loss of $224 million and restructuring and regulatory-related expenses of $32 million, fourth-quarter 2017, core earnings net income was $114 million ($0.43 diluted core earnings per share) compared with fourth-quarter 2016 core earnings net income of $130 million ($0.43 diluted core earnings per share), excluding regulatory-related expenses of $3 million.

Core earnings for full-year 2017 were $251 million ($0.89 diluted core earnings per share), compared with $587 million ($1.82 diluted core earnings per share) for full-year 2016. The decrease in 2017 diluted core earnings per share compared with 2016 was primarily the result of the $224 million DTA Remeasurement Loss, $29 million of restructuring expenses and a $224 million reduction in net interest income primarily due to the amortization of the portfolio. Excluding the DTA Remeasurement Loss of $224 million and restructuring and regulatory-related expenses of $43 million, full-year 2017 core earnings net income was $502 million ($1.79 diluted core earnings per share) compared with full-year 2016 core earnings net income of $597 million ($1.86 diluted core earnings per share), excluding regulatory-related expenses of $17 million.

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income for the periods presented in this Earnings Release are impacted by the same items in core earnings that are discussed above, as well as changes in net income attributable to (1) unrealized, mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP results but are not included in core earnings results. Fourth-quarter 2017 GAAP results included gains of $47 million from derivative accounting treatment that are excluded from core earnings results, compared with gains of $50 million from this derivative accounting treatment in the year-ago period. See “Differences between Core Earnings and GAAP” on page 19 for a complete reconciliation between GAAP net income and core earnings.

Federally Guaranteed Student Loans (FFELP)

In its “FFELP Loan” segment, Navient acquires and finances FFELP loans.

Core earnings for the segment were $65 million in fourth-quarter 2017, compared with the year-ago quarter’s $68 million.

Full-year 2017 core earnings for this segment were $219 million compared with $272 million in 2016. This decrease was primarily the result of a $126 million decrease in net interest income resulting primarily from the amortization of the portfolio and a decrease in net interest margin, partially offset by a $44 million reduction in operating expenses.

The company acquired $463 million of FFELP loans in the fourth-quarter 2017, bringing the total to $5.7 billion of FFELP loans acquired during the full-year 2017. At December 31, 2017, Navient held $81.7 billion of FFELP loans, compared with $87.7 billion of FFELP loans held at December 31, 2016.

Private Education Loans

In its “Private Education Loan” segment, Navient originates, acquires, finances and services private education loans.

Core earnings for the segment were $43 million in fourth-quarter 2017, compared with the year-ago quarter’s $41 million.

Private education loan portfolio results for fourth-quarter 2017 vs. fourth-quarter 2016 included:

•	Delinquencies of 90 days or more of $597 million, down $204 million from $801 million in fourth-quarter 2016.

•	Total delinquencies of $1.3 billion, down $310 million from $1.6 billion in fourth-quarter 2016.

•	Charge-offs of $89 million, down $41 million from $130 million in fourth-quarter 2016.

•	Net interest margin on a core earnings basis of 3.31 percent, up from 3.08 percent.

•	Provision for private education loan losses of $97 million, up from $87 million.

Full-year 2017 core earnings for this segment were $177 million compared with $219 million in 2016. This decrease was primarily the result of a $71 million decrease in net interest income resulting primarily from the amortization of the portfolio.

Earnest, which was acquired in November 2017, originated $380 million and $900 million of private education refinance loans in the fourth-quarter and full-year 2017, respectively.

The company acquired (originated and purchased) $884 million of private education loans in the fourth-quarter 2017 for a total of $4.3 billion of private education loans acquired year-to-date. At December 31, 2017, Navient held $23.4 billion of private education loans (of which $1.3 billion were refinance loans), compared with $23.3 billion of private education loans (of which $225 million were refinance loans) held at December 31, 2016.

Business Services

Navient’s business services segment generates revenue from business processing solutions related to servicing, asset recovery and other business processing activities.

Business services core earnings were $74 million in fourth-quarter 2017, compared with $71 million in the year-ago quarter.

Full-year core earnings for this segment were $337 million compared with $308 million in 2016. This increase was primarily the result of the recognition of $47 million of previously deferred revenue (see “Consolidated Earnings Summary —GAAP Basis” on page 12 for further discussion) and an increase in non-education fee revenue.

The company services education loans for approximately 12 million customers, including 6.1 million customers for the U.S. Department of Education, and provides business processing services to over 1,000 clients in the education, healthcare and public sectors.

Expenses

Fourth-quarter 2017 and 2016 core earnings expenses were $257 million and $243 million, respectively, excluding restructuring and regulatory-related expenses of $32 million and $3 million, respectively. Full-year 2017 and 2016 core earnings expenses were $952 million and $934 million, respectively, excluding restructuring and regulatory-related expenses of $43 million and $17 million, respectively. The respective increases over the prior-year periods were primarily due to the operating costs related to Duncan Solutions, acquired in July 2017, and to Earnest, acquired in November 2017.

In fourth-quarter 2017, the company incurred $29 million of restructuring/other reorganization expenses in connection with an effort that will reduce costs and improve operating efficiency. These expenses are included in the “Other” segment.

Income Tax Expense

The TCJA, enacted on December 22, 2017, made significant changes to all aspects of income taxation, including a reduction to the corporate federal statutory tax rate. GAAP requires the effects of the TCJA to be recognized in the period the law is enacted, even though the effective date of the law for most provisions is January 1, 2018. The primary impact to us is the reduction to the corporate federal statutory tax rate from 35 percent to 21 percent as of January 1, 2018. This rate reduction required us to remeasure our deferred tax asset at December 31, 2017, at the 21 percent corporate federal statutory tax rate and resulted in a DTA Remeasurement Loss of approximately $208 million for GAAP and $224 million for core earnings, which is reflected as incremental income tax expense in the fourth quarter of 2017. This non-cash remeasurement adjustment is included in the “Other” segment. Future periods’ income tax expense will be significantly benefitted as our corporate federal statutory tax rate will be 21 percent compared to 35 percent previously.

Funding and Liquidity

During the fourth-quarter 2017, Navient issued $751 million in FFELP loan ABS, $662 million in private education loan ABS and $250 million in unsecured debt. Additionally, Navient retired or repurchased $95 million of senior unsecured debt during the fourth-quarter 2017, including $94 million scheduled to mature in 2018.

During 2017, Navient issued $5.7 billion in FFELP loan ABS, $662 million in private education loan ABS and $1.6 billion in unsecured debt. Additionally, Navient closed on four private education loan ABS repurchase facilities totaling $1.5 billion. During 2017, Navient retired or repurchased $1.5 billion of senior unsecured debt, including $745 million scheduled to mature in 2018.

In addition, a new $750 million revolving credit facility was closed in fourth-quarter 2017 to warehouse private education refinance loan originations. This facility is scheduled to mature in October 2018.

Shareholder Distributions

In the fourth-quarter 2017, Navient paid a common stock dividend of $0.16 per share.

Navient repurchased 29.6 million shares of common stock for $440 million in 2017. The shares were repurchased under the company’s previously disclosed $600 million share repurchase program. Effective October 4, 2017, Navient suspended its remaining share repurchase program to allocate capital towards growing the education lending business and building book value.

* * *

In addition to financial results reported on a GAAP basis, Navient also provides certain core earnings performance measures which are non-GAAP financial measures. The difference between the company’s core earnings and its GAAP results for the periods presented in this Earnings Release is attributable to (1) unrealized, mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. While these items are recognized under GAAP, they are excluded from core earnings results. Management uses core earnings in making decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ —Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2016 (filed with the SEC on Feb. 24, 2017). Certain reclassifications have been made to the balances as of and for the three months and year ended December 31, 2016, to be consistent with classifications adopted for 2017, and had no effect on net income, total assets or total liabilities.

* * *

Navient will host an earnings conference call tomorrow, Jan. 24, at 8 a.m. EST. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 50696459 starting at 7:45 a.m. EST.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through Feb. 7 at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 50696459.

This press release contains “forward-looking statements” and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs or the availability of financing; limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in the marketplaces including increased competition in which we compete; changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations;

adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to the company’s hedging transactions; and changes in the terms of education loans and the educational credit marketplace generally (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals on loans in our FFELP securitization trusts that could accelerate or delay repayment of the bonds beyond their legal final maturity date; reductions in our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or of our customers or our third-party vendors or customers or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations or new interpretations of existing laws or regulations applicable to any of our businesses or activities or those of vendors, suppliers, or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in general economic conditions and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K and in its future reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin and other locations. Learn more at navient.com.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

# # #

Selected Historical Financial Information and Ratios

	Quarters Ended			Years Ended
(In millions, except per share data)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
GAAP Basis
Net income (loss) attributable to Navient Corporation(1)	$(84)	$176	$145	$292	$681
Diluted earnings (loss) per common share attributable to Navient Corporation(1)	$(.32)	$.64	$.48	$1.04	$2.12
Weighted average shares used to compute diluted earnings per share	263	274	300	281	322
Net interest margin, FFELP Loans(2)	.88%	.73%	.92%	.80%	.98%
Net interest margin, Private Education Loans(2)	3.39%	3.64%	3.04%	3.38%	3.36%
Return on assets	(.30)%	.61%	.49%	.26%	.55%
Ending FFELP Loans, net	$81,703	$83,916	$87,730	$81,703	$87,730
Ending Private Education Loans, net	23,419	23,424	23,340	23,419	23,340

Ending total education loans, net	$105,122	$107,340	$111,070	$105,122	$111,070

Average FFELP Loans	$82,908	$85,019	$88,914	$84,989	$92,497
Average Private Education Loans	24,073	24,348	24,237	23,762	25,361

Average total education loans	$106,981	$109,367	$113,151	$108,751	$117,858

“Core Earnings” Basis(3)
Net income (loss) attributable to Navient Corporation(1)	$(131)	$152	$129	$251	$587
Diluted earnings (loss) per common share attributable to Navient Corporation(1)	$(.50)	$.55	$.43	$.89	$1.82
Weighted average shares used to compute diluted earnings per share	263	274	300	281	322
Net interest margin, FFELP Loans(2)	.87%	.71%	.89%	.79%	.85%
Net interest margin, Private Education Loans(2)	3.31%	3.57%	3.08%	3.33%	3.41%
Return on assets	(.46)%	.53%	.43%	.22%	.48%
Ending FFELP Loans, net	$81,703	$83,916	$87,730	$81,703	$87,730
Ending Private Education Loans, net	23,419	23,424	23,340	23,419	23,340

Ending total education loans, net	$105,122	$107,340	$111,070	$105,122	$111,070

Average FFELP Loans	$82,908	$85,019	$88,914	$84,989	$92,497
Average Private Education Loans	24,073	24,348	24,237	23,762	25,361

Average total education loans	$106,981	$109,367	$113,151	$108,751	$117,858

(1)	Results include $208 million and $224 million of DTA Remeasurement Loss in the fourth quarter of 2017 on a GAAP and “Core Earnings” basis, respectively, in connection with the enactment of the TCJA in December 2017. See “Income Tax Expense” on page 3 for further discussion.
(2)	In the third quarter of 2017, there was a net $28 million decrease in net interest margin due to a cumulative adjustment related to an increase in prepayment speed assumptions used to amortize loan premiums and discounts. The FFELP Loan portfolio had a $34 million acceleration of premium (expense) which lowered the FFELP Loan net interest margin by 15 basis points in the third quarter of 2017. The Private Education Loan portfolio had a $6 million acceleration of discount (revenue) which increased the Private Education Loan net interest margin by 9 basis points in the third quarter of 2017.
(3)	“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

FFELP Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
FFELP Loan spread	.96%	.79%	.98%	.87%	.94%
Net interest margin(1)	.87%	.71%	.89%	.79%	.85%
Provision for loan losses	$12	$10	$13	$42	$43
Charge-offs	$13	$10	$12	$49	$54
Charge-off rate	.08%	.05%	.07%	.07%	.07%
Total delinquency rate	12.7%	12.2%	12.2%	12.7%	12.2%
Greater than 90-day delinquency rate	6.2%	5.9%	6.3%	6.2%	6.3%
Forbearance rate	11.2%	15.2%	12.9%	11.2%	12.9%

Private Education Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Private Education Loan spread	3.57%	3.79%	3.23%	3.54%	3.56%
Net interest margin(1)	3.31%	3.57%	3.08%	3.33%	3.41%
Provision for loan losses	$97	$95	$87	$382	$383
Charge-offs	$89	$96	$130	$443	$513
Charge-off rate	1.5%	1.6%	2.3%	2.0%	2.2%
Total delinquency rate	5.8%	5.7%	7.4%	5.8%	7.4%
Greater than 90-day delinquency rate	2.6%	2.6%	3.6%	2.6%	3.6%
Forbearance rate	3.8%	5.4%	3.4%	3.8%	3.4%
Loans in repayment with more than 12 payments made	92%	95%	95%	92%	95%
Cosigner rate	63%	65%	64%	63%	64%

(1)	In the third quarter of 2017, there was a net $28 million decrease in net interest margin due to a cumulative adjustment related to an increase in prepayment speed assumptions used to amortize loan premiums and discounts. The FFELP Loan portfolio had a $34 million acceleration of premium (expense) which lowered the FFELP Loan net interest margin by 15 basis points in the third quarter of 2017. The Private Education Loan portfolio had a $6 million acceleration of discount (revenue) which increased the Private Education Loan net interest margin by 9 basis points in the third quarter of 2017. Excluding the impact of these cumulative adjustments, the FFELP and Private Education Loan net interest margins would have been 0.86 percent and 3.48 percent in the third quarter of 2017, respectively.

Business Services Segment Performance Metrics — “Core Earnings”

	As of
(Dollars in billions)	December 31, 2017	September 30, 2017	December 31, 2016
Number of accounts serviced for ED (in millions)	6.1	6.1	6.2
Total federal loans serviced	$296	$296	$293
Contingent collections receivables inventory:
Education loans	$15.0	$8.1	$9.9
Other	11.4	15.9	10.1

Total contingent collections receivables inventory	$26.4	$24.0	$20.0

Results of Operations

We present our results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Private Education Loans, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				December 31, 2017 vs. September 30, 2017		December 31, 2017 vs. December 31, 2016
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2017	September 30, 2017	December 31, 2016	$	%	$	%
Interest income:
FFELP Loans	$715	$681	$645	$34	5%	$70	11%
Private Education Loans	429	445	373	(16)	(4)	56	15
Other loans	1	2	4	(1)	(50)	(3)	(75)
Cash and investments	14	12	5	2	17	9	180

Total interest income	1,159	1,140	1,027	19	2	132	13
Total interest expense	793	785	649	8	1	144	22

Net interest income	366	355	378	11	3	(12)	(3)
Less: provisions for loan losses	109	105	102	4	4	7	7

Net interest income after provisions for loan losses	257	250	276	7	3	(19)	(7)
Other income (loss):
Servicing revenue	70	75	74	(5)	(7)	(4)	(5)
Asset recovery and business processing revenue	108	157	102	(49)	(31)	6	6
Other income	4	4	41	—	—	(37)	(90)
Gains on sales of loans and investments	—	3	—	(3)	(100)	—	—
Gains (losses) on debt repurchases	(1)	(1)	1	—	—	(2)	(200)
Gains (losses) on derivative and hedging activities, net	38	25	6	13	52	32	533

Total other income (loss)	219	263	224	(44)	(17)	(5)	(2)
Expenses:
Operating expenses	260	238	246	22	9	14	6
Goodwill and acquired intangible asset impairment and amortization expense	5	6	13	(1)	(17)	(8)	(62)
Restructuring/other reorganization expenses	29	—	—	29	100	29	100

Total expenses	294	244	259	50	20	35	14

Income before income tax expense	182	269	241	(87)	(32)	(59)	(24)
Income tax expense	266	93	96	173	186	170	177

Net income (loss) attributable to Navient Corporation	$(84)	$176	$145	$(260)	(148)	$(229)	(158)

Basic earnings (loss) per common share attributable to Navient Corporation	$(.32)	$.65	$.49	$(.97)	(149)%	$(.81)	(165)%

Diluted earnings (loss) per common share attributable to Navient Corporation	$(.32)	$.64	$.48	$(.96)	(150)%	$(.80)	(167)%

Dividends per common share attributable to Navient Corporation	$.16	$.16	$.16	$—	—%	$—	—%

GAAP Statements of Income (Unaudited)

	Years Ended December 31,		Increase (Decrease)
(In millions, except per share data)	2017	2016	$	%
Interest income:
FFELP Loans	$2,693	$2,528	$165	7%
Private Education Loans	1,634	1,587	47	3
Other loans	13	9	4	44
Cash and investments	43	22	21	95

Total interest income	4,383	4,146	237	6
Total interest expense	2,971	2,441	530	22

Net interest income	1,412	1,705	(293)	(17)
Less: provisions for loan losses	426	429	(3)	(1)

Net interest income after provisions for loan losses	986	1,276	(290)	(23)
Other income (loss):
Servicing revenue	290	304	(14)	(5)
Asset recovery and business processing revenue	475	390	85	22
Other income	9	7	2	29
Gains on sales of loans and investments	3	—	3	100
Gains (losses) on debt repurchases	(3)	1	(4)	(400)
Gains (losses) on derivative and hedging activities, net	22	117	(95)	(81)

Total other income (loss)	796	819	(23)	(3)
Expenses:
Operating expenses	966	951	15	2
Goodwill and acquired intangible asset impairment and amortization expense	23	36	(13)	(36)
Restructuring/other reorganization expenses	29	—	29	100

Total expenses	1,018	987	31	3

Income before income tax expense	764	1,108	(344)	(31)
Income tax expense	472	427	45	11

Net income attributable to Navient Corporation	$292	$681	$(389)	(57)%

Basic earnings per common share attributable to Navient Corporation	$1.06	$2.15	$(1.09)	(51)%

Diluted earnings per common share attributable to Navient Corporation	$1.04	$2.12	$(1.08)	(51)%

Dividends per common share attributable to Navient Corporation	$.64	$.64	$—	—%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	December 31, 2017	September 30, 2017	December 31, 2016
Assets
FFELP Loans (net of allowance for losses of $60, $61 and $67, respectively)	$81,703	$83,916	$87,730
Private Education Loans (net of allowance for losses of $1,297, $1,287 and $1,351, respectively)	23,419	23,424	23,340
Cash and investments	1,788	1,544	1,603
Restricted cash and investments	3,246	3,386	3,600
Goodwill and acquired intangible assets, net	810	727	670
Other assets	4,025	4,088	4,193

Total assets	$114,991	$117,085	$121,136

Liabilities
Short-term borrowings	$4,771	$3,281	$2,334
Long-term borrowings	105,012	108,557	112,368
Other liabilities	1,723	1,697	2,711

Total liabilities	111,506	113,535	117,413

Commitments and contingencies

Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 440 million, 440 million and 436 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,077	3,067	3,022
Accumulated other comprehensive income (loss), net of tax expense (benefit)	61	16	6
Retained earnings	3,004	3,130	2,890

Total Navient Corporation stockholders’ equity before treasury stock	6,146	6,217	5,922
Less: Common stock held in treasury: 177 million, 177 million and 145 million shares, respectively	(2,692)	(2,691)	(2,223)

Total Navient Corporation stockholders’ equity	3,454	3,526	3,699
Noncontrolling interest	31	24	24

Total equity	3,485	3,550	3,723

Total liabilities and equity	$114,991	$117,085	$121,136

Consolidated Earnings Summary — GAAP basis

Three Months Ended December 31, 2017 Compared with Three Months Ended December 31, 2016

For the three months ended December 31, 2017, net loss was $84 million, or $0.32 diluted loss per common share, compared with net income of $145 million, or $0.48 diluted earnings per common share, for the three months ended December 31, 2016. The decrease in net income was primarily due to a $12 million reduction in net interest income, a $7 million increase in the provisions for loan losses, a $37 million decrease in other income, a $14 million increase in operating expenses, a $29 million increase in restructuring/other reorganization expenses and a $208 million DTA Remeasurement Loss. This was partially offset by a $6 million increase in asset recovery and business processing revenue and a $32 million increase in net gains on derivative and hedging activities.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•	Net interest income decreased by $12 million, primarily as a result of the amortization of the education loan portfolio.

•	Provisions for loan losses increased $7 million from the year-ago quarter, primarily related to the provision for Private Education Loan losses. The provision for Private Education Loan losses was $97 million in the fourth quarter of 2017, up $10 million from the fourth quarter of 2016. Excluding the Purchased Non-Credit Impaired Private Education Loans acquired at a discount, Private Education provision for loan losses increased $1 million, outstanding loans decreased 13 percent, charge-offs decreased $50 million and delinquent loans decreased $432 million compared with the year-ago quarter. See “Financial Condition — Private Education Loan Portfolio Performance — Allowance for Private Education Loan Losses— GAAP and ‘Core Earnings’ Basis,” for a discussion of our allowance for loan losses accounting policy related to the Purchased Non-Credit Impaired Private Education Loans purchased at a discount.

•	Asset recovery and business processing revenue increased $6 million primarily as a result of an increase in non-education related fee revenue.

•	Other income decreased $37 million primarily due to a decrease in foreign currency translation gains. The foreign currency translation gains (losses) relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains (losses) are partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•	Net gains on derivative and hedging activities increased $32 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•	Fourth-quarter 2017 and 2016 operating expenses included regulatory-related costs of $3 million and $3 million, respectively. Excluding these regulatory-related costs, operating expenses were $257 million in fourth-quarter 2017, a $14 million increase from fourth-quarter 2016. This increase was primarily due to an increase in operating costs related to Duncan Solutions (acquired in July 2017) and to Earnest (acquired in November 2017).

•	During the fourth quarter of 2017, the Company incurred $29 million of restructuring/other reorganization expenses in connection with an effort that will reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

•

The effective income tax rates for the fourth quarters of 2017 and 2016 were 146 percent and 40 percent, respectively. The increase in the effective income tax rate was primarily the result of the $208 DTA Remeasurement Loss in connection with the enactment of the TCJA on December 22, 2017. GAAP requires the effects of the TCJA to be recognized in the period the law is enacted, even though the effective date of the law for most provisions is January 1, 2018. The primary impact to us was a reduction to the corporate federal statutory tax rate from 35 percent to 21 percent as of January 1, 2018. This required us to remeasure our DTA at December 31, 2017, at the 21 percent corporate federal statutory tax rate. This remeasurement resulted in a reduction of the DTA by approximately $208 million for GAAP which is reflected as incremental income tax expense in the fourth quarter of 2017.

We repurchased 12.5 million shares of our common stock during the fourth-quarter 2016. There were no repurchases in the current quarter. Effective October 4, 2017, Navient suspended its remaining share repurchase program to allocate capital towards growing the education lending business and building book value. As a result of repurchases made prior to the fourth-quarter 2017, our average outstanding diluted shares decreased by 37 million common shares (or 12 percent) from the year-ago period.

Year Ended December 31, 2017 Compared with Year Ended December 31, 2016

For the year ended December 31, 2017, net income was $292 million, or $1.04 diluted earnings per common share, compared with net income of $681 million, or $2.12 diluted earnings per common share, for the year ended December 31, 2016. The decrease in net income was primarily due to a $293 million decrease in net interest income, a $95 million decrease in net gains on derivative and hedging activities, a $29 million increase in restructuring/other reorganization expenses and a $208 million DTA Remeasurement Loss. This was partially offset by an $85 million increase in asset recovery and business processing revenue.

The primary contributors to each of the identified drivers of changes in net income for the current period compared with the year-ago period are as follows:

•	Net interest income decreased by $293 million, primarily as a result of the amortization of the education loan portfolio and a decline in the net interest margin. The decline in net interest margin was primarily due to higher funding credit spreads, a reduction in floor income and the $28 million cumulative adjustment recorded in third-quarter 2017 related to an increase in prepayment speed assumptions used to amortize loan premiums and discounts. The $28 million net cumulative adjustment was comprised of a $34 million acceleration of premium (expense) in the FFELP Loan portfolio and a $6 million acceleration of discount (revenue) in the Private Education Loan portfolio.

•	Asset recovery and business processing revenue increased $85 million primarily due to the recognition of $47 million of previously deferred asset recovery revenue, net of a reserve, related to loans for which the Company will no longer provide default aversion services due to the termination of the related contract. In accordance with GAAP, this deferred revenue was recognized to reflect a shortened period over which it is expected to be earned. In addition, there was an increase in non-education related fee revenue.

•	Net gains on derivative and hedging activities decreased $95 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•	In 2017 and 2016, we recorded regulatory-related costs of $14 million and $17 million, respectively. Excluding these regulatory-related costs, operating expenses were $952 million, an $18 million increase from 2016. The increase was primarily due to an increase in operating costs related to Duncan Solutions (acquired in July 2017) and to Earnest (acquired in November 2017).

•	During the fourth quarter of 2017, the Company incurred $29 million of restructuring/other reorganization expenses in connection with an effort that will reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

•	The effective income tax rates for 2017 and 2016 were 62 percent and 39 percent, respectively. The increase in the effective income tax rate was primarily the result of $208 million of incremental income tax expense recorded in fourth-quarter 2017 in connection with the DTA Remeasurement Loss discussed above.

We repurchased 29.6 million and 59.6 million shares of our common stock during the years ended December 31, 2017 and 2016, respectively, as part of our common share repurchase programs. As a result, our average outstanding diluted shares decreased by 41 million common shares (or 13 percent) from the year-ago period.

“Core Earnings” — Definition and Limitations

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage our business segments because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.	Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness;

2.	The accounting for goodwill and acquired intangible assets; and

3.	The financial results attributable to the operations of SLM BankCo prior to the Spin-Off and related restructuring and reorganization expenses incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business (SLM BankCo) as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014. There are no adjustments related to this for the periods presented in this Earnings Release (see our 2016 Form 10-K for description of how earlier periods were impacted by this adjustment).

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

	Quarter Ended December 31, 2017
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$714	$429	$—	$—	$—	$1,143	$15	$(14)	$1	$1,144
Other loans	—	—	—	1	—	1	—	—	—	1
Cash and investments	9	2	—	3	—	14	—	—	—	14

Total interest income	723	431	—	4	—	1,158	15	(14)	1	1,159
Total interest expense	535	224	—	42	—	801	(5)	(3)	(8)	793

Net interest income (loss)	188	207	—	(38)	—	357	20	(11)	9	366
Less: provisions for loan losses	12	97	—	—	—	109	—	—	—	109

Net interest income (loss) after provisions for loan losses	176	110	—	(38)	—	248	20	(11)	9	257
Other income (loss):
Servicing revenue	9	3	142	—	(84)	70	—	—	—	70
Asset recovery and business processing revenue	—	—	108	—	—	108	—	—	—	108
Other income	—	—	—	4	—	4	(20)	58	38	42
Losses on debt repurchases	—	—	—	(1)	—	(1)	—	—	—	(1)

Total other income (loss)	9	3	250	3	(84)	181	(20)	58	38	219
Expenses:
Direct operating expenses	86	48	137	7	(84)	194	—	—	—	194
Overhead expenses	—	—	—	66	—	66	—	—	—	66

Operating expenses	86	48	137	73	(84)	260	—	—	—	260
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	29	—	29	—	—	—	29

Total expenses	86	48	137	102	(84)	289	—	5	5	294

Income (loss) before income tax expense (benefit)	99	65	113	(137)	—	140	—	42	42	182
Income tax expense (benefit)(3)	34	22	39	176	—	271	—	(5)	(5)	266

Net income (loss)	$65	$43	$74	$(313)	$—	$(131)	$—	$47	$47	$(84)

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.
(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$9	$—	$9
Total other income (loss)	38	—	38
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total “Core Earnings” adjustments to GAAP	$47	$(5)	$42

Income tax expense (benefit)			(5)

Net income (loss)			$47

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment with the impact of the DTA Remeasurement Loss included in the Other segment.

	Quarter Ended September 30, 2017
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$678	$445	$—	$—	$—	$1,123	$16	$(13)	$3	$1,126
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	9	1	—	2	—	12	—	—	—	12

Total interest income	687	446	—	4	—	1,137	16	(13)	3	1,140
Total interest expense	530	221	—	41	—	792	(5)	(2)	(7)	785

Net interest income (loss)	157	225	—	(37)	—	345	21	(11)	10	355
Less: provisions for loan losses	10	95	—	—	—	105	—	—	—	105

Net interest income (loss) after provisions for loan losses	147	130	—	(37)	—	240	21	(11)	10	250
Other income (loss):
Servicing revenue	14	3	144	—	(86)	75	—	—	—	75
Asset recovery and business processing revenue	—	—	157	—	—	157	—	—	—	157
Other income	—	—	—	3	—	3	(21)	47	26	29
Gains on sales of loans and investments	—	—	—	3	—	3	—	—	—	3
Losses on debt repurchases	—	—	—	(1)	—	(1)	—	—	—	(1)

Total other income (loss)	14	3	301	5	(86)	237	(21)	47	26	263
Expenses:
Direct operating expenses	88	39	135	7	(86)	183	—	—	—	183
Overhead expenses	—	—	—	55	—	55	—	—	—	55

Operating expenses	88	39	135	62	(86)	238	—	—	—	238
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	6	6	6

Total expenses	88	39	135	62	(86)	238	—	6	6	244

Income (loss) before income tax expense (benefit)	73	94	166	(94)	—	239	—	30	30	269
Income tax expense (benefit)(3)	27	34	61	(35)	—	87	—	6	6	93

Net income (loss)	$46	$60	$105	$(59)	$—	$152	$—	$24	$24	$176

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.
(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$10	$—	$10
Total other income (loss)	26	—	26
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$36	$(6)	$30

Income tax expense (benefit)			6

Net income (loss)			$24

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended December 31, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$635	$373	$—	$—	$—	$1,008	$24	$(14)	$10	$1,018
Other loans	—	—	—	4	—	4	—	—	—	4
Cash and investments	4	1	—	—	—	5	—	—	—	5

Total interest income	639	374	—	4	—	1,017	24	(14)	10	1,027
Total interest expense	433	182	—	29	—	644	5	—	5	649

Net interest income (loss)	206	192	—	(25)	—	373	19	(14)	5	378
Less: provisions for loan losses	13	87	—	2	—	102	—	—	—	102

Net interest income (loss) after provisions for loan losses	193	105	—	(27)	—	271	19	(14)	5	276
Other income (loss):
Servicing revenue	11	3	153	—	(93)	74	—	—	—	74
Asset recovery and business processing revenue	—	—	102	—	—	102	—	—	—	102
Other income	—	—	—	2	—	2	(19)	64	45	47
Gains on debt repurchases	—	—	—	1	—	1	—	—	—	1

Total other income (loss)	11	3	255	3	(93)	179	(19)	64	45	224
Expenses:
Direct operating expenses	96	44	142	4	(93)	193	—	—	—	193
Overhead expenses	—	—	—	53	—	53	—	—	—	53

Operating expenses	96	44	142	57	(93)	246	—	—	—	246
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	13	13	13

Total expenses	96	44	142	57	(93)	246	—	13	13	259

Income (loss) before income tax expense (benefit)	108	64	113	(81)	—	204	—	37	37	241
Income tax expense (benefit)(3)	40	23	42	(30)	—	75	—	21	21	96

Net income (loss)	$68	$41	$71	$(51)	$—	$129	$—	$16	$16	$145

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.
(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2016
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$5	$—	$5
Total other income (loss)	45	—	45
Goodwill and acquired intangible asset impairment and amortization	—	13	13

Total “Core Earnings” adjustments to GAAP	$50	$(13)	$37

Income tax expense (benefit)			21

Net income (loss)			$16

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Year Ended December 31, 2017
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$2,679	$1,634	$—	$—	$—	$4,313	$69	$(55)	$14	$4,327
Other loans	—	—	—	13	—	13	—	—	—	13
Cash and investments	30	4	—	9	—	43	—	—	—	43

Total interest income	2,709	1,638	—	22	—	4,369	69	(55)	14	4,383
Total interest expense	2,016	825	—	149	—	2,990	(8)	(11)	(19)	2,971

Net interest income (loss)	693	813	—	(127)	—	1,379	77	(44)	33	1,412
Less: provisions for loan losses	42	382	—	2	—	426	—	—	—	426

Net interest income (loss) after provisions for loan losses	651	431	—	(129)	—	953	77	(44)	33	986
Other income (loss):
Servicing revenue	49	10	579	—	(348)	290	—	—	—	290
Asset recovery and business processing revenue	—	—	475	—	—	475	—	—	—	475
Other income	—	—	—	19	—	19	(77)	89	12	31
Gains on sales of loans and investments	—	—	—	3	—	3	—	—	—	3
Losses on debt repurchases	—	—	—	(3)	—	(3)	—	—	—	(3)

Total other income (loss)	49	10	1,054	19	(348)	784	(77)	89	12	796
Expenses:
Direct operating expenses	357	165	527	27	(348)	728	—	—	—	728
Overhead expenses	—	—	—	238	—	238	—	—	—	238

Operating expenses	357	165	527	265	(348)	966	—	—	—	966
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	23	23	23
Restructuring/other reorganization expenses	—	—	—	29	—	29	—	—	—	29

Total expenses	357	165	527	294	(348)	995	—	23	23	1,018

Income (loss) before income tax expense (benefit)	343	276	527	(404)	—	742	—	22	22	764
Income tax expense (benefit)(3)	124	99	190	78	—	491	—	(19)	(19)	472

Net income (loss)	$219	$177	$337	$(482)	$—	$251	$—	$41	$41	$292

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.
(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$33	$—	$33
Total other income (loss)	12	—	12
Goodwill and acquired intangible asset impairment and amortization	—	23	23

Total “Core Earnings” adjustments to GAAP	$45	$(23)	$22

Income tax expense (benefit)			(19)

Net income (loss)			$41

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment with the impact of the DTA Remeasurement Loss included in the Other segment.

	Year Ended December 31, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$2,395	$1,587	$—	$—	$—	$3,982	$247	$(114)	$133	$4,115
Other loans	—	—	—	9	—	9	—	—	—	9
Cash and investments	16	2	—	4	—	22	—	—	—	22

Total interest income	2,411	1,589	—	13	—	4,013	247	(114)	133	4,146
Total interest expense	1,592	705	—	113	—	2,410	31	—	31	2,441

Net interest income (loss)	819	884	—	(100)	—	1,603	216	(114)	102	1,705
Less: provisions for loan losses	43	383	—	3	—	429	—	—	—	429

Net interest income (loss) after provisions for loan losses	776	501	—	(103)	—	1,174	216	(114)	102	1,276
Other income (loss):
Servicing revenue	55	14	624	—	(389)	304	—	—	—	304
Asset recovery and business processing revenue	—	—	390	—	—	390	—	—	—	390
Other income	—	—	—	14	—	14	(216)	326	110	124
Gains on debt repurchases	—	—	—	1	—	1	—	—	—	1

Total other income (loss)	55	14	1,014	15	(389)	709	(216)	326	110	819
Expenses:
Direct operating expenses	401	167	524	28	(389)	731	—	—	—	731
Overhead expenses	—	—	—	220	—	220	—	—	—	220

Operating expenses	401	167	524	248	(389)	951	—	—	—	951
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	36	36	36

Total expenses	401	167	524	248	(389)	951	—	36	36	987

Income (loss) before income tax expense (benefit)	430	348	490	(336)	—	932	—	176	176	1,108
Income tax expense (benefit)(3)	158	129	182	(124)	—	345	—	82	82	427

Net income (loss)	$272	$219	$308	$(212)	$—	$587	$—	$94	$94	$681

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.
(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2016
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$102	$—	$102
Total other income (loss)	110	—	110
Goodwill and acquired intangible asset impairment and amortization	—	36	36

Total “Core Earnings” adjustments to GAAP	$212	$(36)	$176

Income tax expense (benefit)			82

Net income (loss)			$94

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
“Core Earnings” net income (loss) attributable to Navient Corporation	$(131)	$152	$129	$251	$587
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	47	36	50	45	212
Net impact of goodwill and acquired intangible assets	(5)	(6)	(13)	(23)	(36)
Net tax effect	5	(6)	(21)	19	(82)

Total “Core Earnings” adjustments to GAAP	47	24	16	41	94

GAAP net income (loss) attributable to Navient Corporation	$(84)	$176	$145	$292	$681

(1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses are recorded in our FFELP Loans, Private Education Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$38	$25	$6	$22	$117
Plus: Realized losses on derivative and hedging activities, net(1)	20	21	19	77	216

Unrealized gains on derivative and hedging activities, net(2)	58	46	25	99	333
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(14)	(13)	(14)	(55)	(114)
Other derivative accounting adjustments(3)	3	3	39	1	(7)

Total net impact of derivative accounting(4)	$47	$36	$50	$45	$212

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Floor Income Contracts	$53	$31	$150	$150	$297
Basis swaps	3	6	(2)	(6)	2
Foreign currency hedges	(5)	(1)	(86)	(25)	40
Other	7	10	(37)	(20)	(6)

Total unrealized gains on derivative and hedging activities, net	$58	$46	$25	$99	$333

(3)	Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(15)	$(16)	$(24)	$(69)	$(247)
Net settlement income on interest rate swaps reclassified to net interest income	(5)	(5)	5	(8)	31

Total reclassifications of realized losses on derivative and hedging activities	$(20)	$(21)	$(19)	$(77)	$(216)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of December 31, 2017, derivative accounting has increased GAAP equity by approximately $5 million as a result of cumulative net unrealized gains (after tax) recognized under GAAP but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net gains related to derivative accounting.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Beginning impact of derivative accounting on GAAP equity	$(83)	$(115)	$(255)	$(90)	$(281)
Net impact of net unrealized gains (losses) under derivative accounting(1)	88	32	165	95	191

Ending impact of derivative accounting on GAAP equity	$5	$(83)	$(90)	$5	$(90)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Total pre-tax net impact of derivative accounting recognized in net income(a)	$47	$36	$50	$45	$212
Tax impact of derivative accounting adjustment recognized in net income	(5)	(13)	(18)	(5)	(78)
Change in unrealized gains (losses) on derivatives, net of tax recognized in other comprehensive income	46	9	133	55	57

Net impact of net unrealized gains (losses) under derivative accounting	$88	$32	$165	$95	$191

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective period-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of December 31, 2017, the remaining amortization term of the net floor premiums was approximately 4.5 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into “Core Earnings” and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in “Core Earnings” and GAAP in future periods and is presented net of tax. As of December 31, 2017, the remaining hedged period is approximately 5 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	December 31, 2017(1)	September 30, 2017	December 31, 2016
Unamortized net Floor premiums (net of tax)	$(168)	$(144)	$(147)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(703)	(588)	(551)

Total hedged Floor Income, net of tax(2) (3)	$(871)	$(732)	$(698)

(1)	Adjusted to reflect a 23 percent effective tax rate as of December 31, 2017. Prior periods reflect a 37 percent effective tax rate. See “Income Tax Expense” on page 3 for further discussion.
(2)	$(1.1) billion, $(1.2) billion and $(1.1) billion on a pre-tax basis as of December 31, 2017, September 30, 2017 and December 31, 2016, respectively.
(3)	Of the $871 million as of December 31, 2017, approximately $238 million, $218 million and $189 million will be recognized as part of “Core Earnings” net income in 2018, 2019 and 2020, respectively.

(2)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(5)	$(6)	$(13)	$(23)	$(36)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loan Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP and “Core Earnings” Basis

	December 31, 2017		September 30, 2017		December 31, 2016
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$1,061		$1,174		$1,393
Loans in forbearance(2)	895		1,272		790
Loans in repayment and percentage of each status:
Loans current	21,590	94.2%	21,154	94.3%	20,506	92.6%
Loans delinquent 31-60 days(3)	471	2.0	430	1.9	522	2.4
Loans delinquent 61-90 days(3)	266	1.2	277	1.2	321	1.4
Loans delinquent greater than 90 days(3)	597	2.6	587	2.6	801	3.6

Total Private Education Loans in repayment	22,924	100%	22,448	100%	22,150	100%

Total Private Education Loans, gross	24,880		24,894		24,333
Private Education Loan unamortized discount	(924)		(954)		(457)

Total Private Education Loans	23,956		23,940		23,876
Private Education Loan receivable for partially charged-off loans	760		771		815
Private Education Loan allowance for losses	(1,297)		(1,287)		(1,351)

Private Education Loans, net	$23,419		$23,424		$23,340

Percentage of Private Education Loans in repayment		92.1%		90.2%		91.0%

Delinquencies as a percentage of Private Education Loans in repayment		5.8%		5.7%		7.4%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.8%		5.4%		3.4%

Loans in repayment with more than 12 payments made		92%		95%		95%

Cosigner rate		63%		65%		64%

(1)	Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.
(2)	Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, consistent with established loan program servicing policies and procedures.
(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Private Education Loan Losses — GAAP and “Core Earnings” Basis

Purchased Credit Impaired (“PCI”) Loans

Loans acquired with evidence of deterioration of credit quality since origination for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable are PCI loans accounted for under Accounting Standard Codification (“ASC”) 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality.” When considering whether evidence of credit quality deterioration exists as of the purchase date, the Company considers loan guarantees and the following credit attributes: delinquency status, use of forbearance, recent borrower FICO scores, use of loan modification programs, and borrowers who have filed for bankruptcy.

The Company aggregates loans with common risk characteristics into pools and accounts for each pool as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The pools are initially recorded at fair value. The Company recognizes interest income based on each pool’s effective interest rate which is based on our estimate of all cash flows expected to be received and includes an assumption about prepayment rates. The pools are tested quarterly for impairment by re-estimating the future cash flows to be received from the pools. If the new estimated cash flows result in a pool’s effective interest rate increasing, then this new yield is used prospectively over the remaining life of the pool. If the new estimated cash flows result in a pool’s effective interest rate decreasing, the pool is impaired and written down through a valuation allowance to maintain the effective interest rate. Loans classified as PCI do not have charge-offs reported nor are they reported as Trouble Debt Restructuring (“TDR”) loans.

Based on the credit attributes discussed above, we determined that $261 million principal amount of Private Education Loans acquired in 2017 are accounted for as PCI loans with a fair value and resulting carry value of $101 million as of the acquisition date. As of acquisition, this portfolio’s contractually required payments receivable (the total undiscounted amount of all uncollected contractual principal and interest payments both past due and scheduled for the future, adjusted for prepayments) was $411 million with an estimated accretable yield (income expected to be recognized in future periods) of $108 million. As of December 31, 2017, the carrying amount was $97 million with no valuation allowance recorded.

Purchased Non-Credit Impaired Loans

Loans acquired that do not have evidence of credit deterioration since origination are recorded at fair value with no allowance for loan losses established at the acquisition date. Loan premiums and discounts are amortized as a part of interest income using the interest method under ASC 310-20, “Nonrefundable Fees and Other Costs.” An allowance for loan losses would be established if incurred losses in the loans exceed the remaining unamortized discount recorded at the time of acquisition (i.e., the next two years of expected charge-offs as well as any additional TDR allowance required is greater than the remaining discount). As a result of this policy, to the extent that actual charge-offs exceed any related allowance for loan losses recognized post-acquisition, provision for loan losses is recorded when the loans are charged off. Charge-offs are recorded through the allowance for loan losses. In 2017, we acquired Private Education Loans with unpaid principal balance of $2.8 billion at a discount of $424 million that are accounted for under this policy. No allowance for loan losses has been established for these loans as of December 31, 2017 as the remaining purchased discount associated with the Private Education Loans of $392 million as of December 31, 2017 remains greater than the incurred losses.

Allowance for Loan Losses

As discussed above, our allowance for Private Education Loan losses does not include PCI loans as those loans are separately reserved for, as needed. Related to the $2.8 billion of Purchased Non-Credit Impaired Loans acquired in 2017 at a discount, there is no allowance for loan losses established as of December 31, 2017. However, in accordance with our policy described above, there was $9 million of both charge-offs and provision recorded for Purchased Non-Credit Impaired Loans in fourth-quarter 2017.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Allowance at beginning of period	$1,287	$1,286	$1,392	$1,351	$1,471
Provision for Private Education Loan losses:
Purchased Non-Credit Impaired Loans	9	—	—	9	—
Remaining loans	88	95	87	373	383

Total provision	97	95	87	382	383
Charge-offs:
Purchased Non-Credit Impaired Loans	(9)	—	—	(9)	—
Remaining loans	(80)	(96)	(130)	(434)	(513)

Total charge-offs(1)	(89)	(96)	(130)	(443)	(513)
Reclassification of interest reserve(2)	2	2	2	7	10

Allowance at end of period(3)	$1,297	$1,287	$1,351	$1,297	$1,351

Charge-offs as a percentage of average loans in repayment (annualized)	1.5%	1.6%	2.3%	2.0%	2.2%
Average coverage of net charge-offs (annualized)	3.7	3.4	2.6	2.9	2.6
Allowance as a percentage of the ending total loan balance(3)	5.1%	5.0%	5.4%	5.1%	5.4%
Allowance as a percentage of ending loans in repayment(3)	5.7%	5.7%	6.1%	5.7%	6.1%
Ending total loans(4)	$25,640	$25,665	$25,148	$25,640	$25,148
Average loans in repayment	$22,823	$23,112	$22,412	$22,342	$23,275
Ending loans in repayment	$22,924	$22,448	$22,150	$22,924	$22,150

(1)	Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)	Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	As discussed above, Purchased Credit Impaired Loans’ losses are not provided for by the allowance for loan losses in the above table as these loans are separately reserved for, if needed. Related to the Purchased Non-Credit Impaired Loans acquired at a discount, no allowance for loan losses has been established for these loans as of December 31, 2017. As a result, excluding the $3.0 billion of loans acquired in 2017 that are accounted for under these two accounting policies, the allowance as a percentage of the ending total loan balance and the allowance as a percentage of the ending loans in repayment would be 5.7 percent and 6.4 percent as of December 31, 2017, respectively, and 5.7 percent and 6.5 percent as of September 30, 2017, respectively.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of December 31, 2017, we considered several factors with respect to our Private Education Loan portfolio. As discussed above, there is no allowance for loan losses recorded as of December 31, 2017 related to the $3.0 billion of loans purchased in 2017 at a discount. Excluding the $3.0 billion of Private Education Loans purchased in 2017, there was a 13 percent decrease in Private Education Loans outstanding, total loan delinquencies of $1.2 billion were down $432 million from $1.6 billion in the year-ago quarter and loan delinquencies of 90 days or more decreased to $542 million, down $259 million from $801 million in the year-ago quarter. Charge-offs decreased to $80 million, down $50 million from $130 million in the year-ago quarter. Loans in forbearance increased to $842 million, up $52 million from $790 million in the year-ago quarter.

The provision for Private Education Loan losses was $97 million in the fourth quarter of 2017, up $10 million from the fourth quarter of 2016. Excluding the $3.0 billion of Private Education Loans purchased in 2017 at a discount, the provision for loan losses increased $1 million. The remaining $9 million increase in provision relates to the provision recorded due to the $9 million of charge-offs on the Purchased Non-Credit Impaired Loans.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and “Core Earnings”-basis are the same).

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Receivable at beginning of period	$771	$784	$828	$815	$881
Expected future recoveries of current period defaults(1)	22	24	32	110	128
Recoveries(2)	(33)	(37)	(41)	(155)	(181)
Charge-offs(5)	—	—	(4)	(10)	(13)

Receivable at end of period	$760	$771	$815	$760	$815

(1)	Represents our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)	Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $1.3 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

With the acquisition of Earnest in November 2017, we began originating Private Education Refinance Loans. We also have purchased and may purchase, in future periods, Private Education Refinance Loan, other Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases will be part of our ongoing liquidity needs. Effective October 4, 2017, Navient suspended its remaining share repurchase program to allocate capital towards growing the education lending business and building book value.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,520	$1,251	$1,256
Unencumbered FFELP Loans	690	553	359

Total GAAP and “Core Earnings” basis	$2,210	$1,804	$1,615

Average Balances

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,349	$1,158	$1,030	$1,234	$1,185
Unencumbered FFELP Loans	879	1,134	1,032	960	1,035

Total GAAP and “Core Earnings” basis	$2,228	$2,292	$2,062	$2,194	$2,220

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of December 31, 2017, September 30, 2017, and December 31, 2016, the maximum additional capacity under these facilities was $2.4 billion, $3.0 billion and $2.2 billion, respectively. For the three months ended December 31, 2017, September 30, 2017, and December 31, 2016, the average maximum additional capacity under these facilities was $3.0 billion, $2.6 billion and $3.4 billion, respectively. For the years ended December 31, 2017 and 2016, the average maximum additional capacity under these facilities was $2.8 billion and $2.6 billion, respectively.

In addition to the FFELP Loan-other facilities, liquidity may also be available from our Private Education Loan asset-backed commercial paper (“ABCP”) facilities. This maximum financing amount is $3.2 billion. At December 31, 2017, the available capacity under these facilities was $925 million. Borrowing under these facilities will vary and is subject to the availability of qualifying collateral from unencumbered Private Education Loans and the other terms and conditions set forth in the agreements.

The Private Education Loan ABCP facilities’ borrowing capacity includes a new $750 million revolving credit facility that closed in fourth-quarter 2017 to warehouse Private Education Refinance Loan originations. This facility matures in October 2018. At December 31, 2017, the available capacity under this facility was $328 million.

At December 31, 2017, we had a total of $6.6 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $3.2 billion of our unencumbered tangible assets of which $2.5 billion and $0.7 billion related to Private Education Loans and FFELP Loans, respectively. In addition, as of December 31, 2017, we had $10.6 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Since the fourth quarter of 2015, we have closed on $2.6 billion of Private Education Loan ABS Repurchase Facilities. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2016.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	December 31, 2017	September 30, 2017	December 31, 2016
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.7	$4.7	$4.7
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	5.9	5.9	6.1
Tangible unencumbered assets(1)	6.6	6.4	6.8
Senior unsecured debt	(13.9)	(13.7)	(13.7)
Mark-to-market on unsecured hedged debt(2)	(.3)	(.4)	(.4)
Other liabilities, net	(.3)	(.1)	(.4)

Total tangible equity — GAAP Basis	$2.7	$2.8	$3.1

(1)	At December 31, 2017, September 30, 2017, and December 31, 2016, excludes goodwill and acquired intangible assets, net, of $810 million, $727 million and $670 million, respectively.

(2)	At December 31, 2017, September 30, 2017 and December 31, 2016, there were $189 million, $309 million and $403 million, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.